                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                                December 21, 2001
                        (Date of earliest event reported)



                                   ONEOK, Inc.
             (Exact name of registrant as specified in its charter)



         Oklahoma                           1-2572              73-1520922
(State or other jurisdiction              (Commission          (IRS Employer
       of incorporation)                  File Number)       Identification No.)


                        100 West Fifth Street; Tulsa, OK
                    (Address of principal executive offices)


                                      74103
                                   (Zip code)

                                 (918) 588-7000
              (Registrant's telephone number, including area code)


                                 Not Applicable
          (Former name or former address, if changed since last report)

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Item 5.   Other Events

          On December 20, 2001, ONEOK, Inc. announced it has revised its earnings guidance. Net income excluding the effect of the Oklahoma Corporation Commission (OCC) charge is estimated to be in the range of $1.20 per diluted share of common stock. This revision in guidance is prompted primarily by lower commodity prices and margins coming from the company's natural gas gathering and processing segment and the impact of warmer-than-normal weather on energy prices and the distribution segment. Net income is estimated to be in the range of $1.02 per diluted share of common stock including the impact of the OCC charge.

          In addition, ONEOK, Inc. updated its exposure to Enron. ONEOK had previously announced the company's estimated exposure to Enron to be less than $40 million. ONEOK has not received payment from Enron on $14 million of November and December 2001 commodity transactions that were to settle in late November and early December 2001. Enron's filing of the voluntary bankruptcy proceeding may also have created an event of technical default related to various financing leases tied to ONEOK's Bushton gas processing plant. Enron is one of three guarantors of these Busthon plant leases. However, ONEOK is the primary guarantor and will continue to make all payments due under the leases. ONEOK has notified the lessor and indenture trustee under the leases of the potential technical default.

Item 7.   Financial Statements and Exhibits

99.a      Press Release Issued by ONEOK, Inc. dated December 20, 2001

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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized, on this 21st day of December 2001.

                                            ONEOK, Inc.

                                        By:  /s/ Jim Kneale
                                           --------------------------------
                                           Jim Kneale
                                           Senior Vice President, Treasurer
                                           and Chief Financial Officer
                                           (Principal Financial Officer)

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